EXHIBIT 99.2

Accelerate Diagnostics Completes $109 Million Offering, Underwriters Exercise In Full Their Option to Purchase Additional Shares

TUCSON, Ariz., December 15, 2015 -- Accelerate Diagnostics, Inc. (Nasdaq: AXDX) announced that it completed a public offering of 6,426,471 shares of common stock today at a previously disclosed price per share of $17.00 which includes 838,235 shares issued and sold to the underwriters who exercised in full their option to purchase additional shares of common stock. The gross proceeds to Accelerate Diagnostics from the offering are approximately $109.3 million before deducting underwriting commissions and discounts, and estimated offering expenses payable by the company. Accelerate Diagnostics anticipates using the net proceeds from the offering for general corporate purposes.

J.P. Morgan Securities LLC acted as lead book-running manager for the offering. Piper Jaffray & Co. also acted as a book-running manager. William Blair & Company, L.L.C. and BTIG, LLC acted as co-managers for the offering.

A shelf registration statement relating to the shares was filed with the Securities and Exchange Commission and became effective on December 10, 2013. The offering was made solely by means of a prospectus. A copy of the final prospectus supplement and accompanying prospectus relating to the offering may be obtained from J.P. Morgan Securities LLC, Attention: Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by telephone at (866) 803-9204, or by email at prospectus-eq_fi@jpmchase.com; or from Piper Jaffray & Co., Attention: Prospectus Department, 800 Nicollet Mall, J12S03, Minneapolis, MN 55402, or by telephone at (800) 747-3924, or by email at prospectus@pjc.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Accelerate Diagnostics, Inc.

Accelerate Diagnostics, Inc. (Nasdaq: AXDX), is an in vitro diagnostics company dedicated to providing solutions for the global challenge of antibiotic resistant organisms. The company's investigational ID/AST platform utilizes proprietary molecular and phenotypic detection technologies which have the potential to significantly decrease the time to result while achieving high sensitivity and specificity.

Forward-Looking Statements

Certain of the statements made in this press release are forward looking, such as those, among others, relating to the company’s expectations regarding its anticipated use of net proceeds from the offering. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Information about the risks and uncertainties faced by Accelerate Diagnostics is contained in the section captioned “Risk factors” in the final prospectus supplement related to the public offering filed with the Securities and Exchange Commission. Accelerate Diagnostics disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT

Media Contact:

Andrew Chasteen

Marketing and Communications

520.404.0809

Investor Contact:

Jamien Jones

Blueprint Life Science Group

415.375.3340 Ext. 5

Source: Accelerate Diagnostics, Inc.